NEWS RELEASE

THE BANK OF KENTUCKY INCREASES SEMI ANNUAL

DIVIDEND 14% TO $0.32 PER SHARE

CRESTVIEW HILLS, KENTUCKY, August 20, 2012 - The Bank of Kentucky Financial Corporation (NASDAQ: BKYF) announced a semi annual cash dividend of $0.32 per common share, payable on September 21, 2012 to shareholders of record as of September 7, 2012. This cash dividend represents an increase of $0.04 per share (14%) over the dividend paid in September of 2012 of $0.28 per share.

“Maintaining long-term value for our shareholders is paramount for us,” said Robert W. Zapp, President and CEO. “Our final repurchase of the TARP investment in November of 2011, coupled with increased net income and solid capital base allows us to continue with our goal of rewarding shareholders by increasing our semi-annual dividend.”

About The Bank of Kentucky Financial Corporation

The Bank of Kentucky Financial Corporation, a bank holding company with assets of approximately $1.704 billion, offers banking and related financial services to both individuals and business customers. BKFC operates thirty-three branch locations and fifty-four ATMs.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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111 Lookout Farm Drive / Crestview Hills, KY 41017 / (859) 371-2340